                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*


                            MICRO THERAPEUTICS, INC.

                                (Name of Issuer)


                                  Common Stock

                         (Title of Class of Securities)

                                    59500W100

                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO. 59500W100                                Page    2    of    8    Pages
                                                        -------    -------
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities only)

           Kingsbury Capital Partners, L.P. II
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   [ ]
           (SEE INSTRUCTIONS)                                    (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------

                                  5         SOLE VOTING POWER

                                            351,392
--------------------------------------------------------------------------------
           NUMBER OF              6         SHARED VOTING POWER
            SHARES
           REPORTING                        0
         BENEFICIALLY             ----------------------------------------------
           OWNED BY               7         SOLE DISPOSITIVE POWER
             EACH
            PERSON                          351,392
             WITH                 ----------------------------------------------

                                  8         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           351,392
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 59500W100                                Page    3    of    8    Pages
                                                        -------    -------
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kingsbury Associates, L.P.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   [ ]
           (See Instructions)                                    (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                                  5         SOLE VOTING POWER

                                            351,392
--------------------------------------------------------------------------------
          NUMBER OF               6         SHARED VOTING POWER
           SHARES
          REPORTING                         0
         BENEFICIALLY             ----------------------------------------------
           OWNED BY               7         SOLE DISPOSITIVE POWER
             EACH
            PERSON                          351,392
             WITH                 ----------------------------------------------
                                  8         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           351,392
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 59500W100                                Page    4    of    8    Pages
                                                        -------    -------
--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

           TIMOTHY P. WOLLAEGER
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   [ ]
           (See Instructions)                                    (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                                  5         SOLE VOTING POWER

                                            351,392
--------------------------------------------------------------------------------
         NUMBER OF                6         SHARED VOTING POWER
          SHARES
         REPORTING                          0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY                7         SOLE DISPOSITIVE POWER
           EACH
          PERSON                            351,392
           WITH                  ----------------------------------------------
                                  8         SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           351,392
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

ITEM 1.

         (a)      Name of Issuer: Micro Therapeutics, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                           1062 Calle Negocio #F
                           San Clemente, California  92673

ITEM 2.

         (a)      Name of Person Filing:
                  Pursuant to Rule 13d-1(f)(1) of Regulation 13D-G as promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the undersigned hereby file this Schedule 13G on behalf of Kingsbury Capital Partners, L.P. II ("Kingsbury Capital"), Kingsbury Associates, L.P. ("Kingsbury Associates") and Timothy P. Wollaeger ("Wollaeger"). Kingsbury Capital, Kingsbury Associates and Wollaeger are referred to herein as the "Reporting Persons".

                  As of December 31, 1997, Kingsbury Capital owned 351,392 shares of Common Stock of Micro Therapeutics, Inc. (the "Company"). Kingsbury Associates is the general partner of Kingsbury Capital and may be deemed to have sole power to vote and dispose of the shares of Common Stock of the Company directly owned by Kingsbury Capital. Wollaeger is the general partner of Kingsbury Associates and may be deemed to have sole power to vote and dispose of the shares of Common Stock of the Company directly owned by Kingsbury Capital.

                  Pursuant to Rule 13d-4 of Regulation 13D-G as promulgated under the 1934 Act, Wollaeger disclaims beneficial ownership of the Common Stock of the Company held by Kingsbury Capital, except to the extent of his pecuniary interest therein, and the filing of this Schedule 13G by the Reporting Persons shall not be deemed an admission that such Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the 1934 Act, beneficial owners of such Common Stock.

         (b)      Address of Principal Business Office:
                  The principal business address for each of the Reporting Persons is: 3655 Nobel Drive, Suite 490, San Diego, California 92122.

         (c) Citizenship: Kingsbury Capital and Kingsbury Associates are organized in the State of California. Wollaeger is a citizen of the United States.

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 59500W100

ITEM 3.
         If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act;
         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act;
         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act;
         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act;
         (e)      [ ]      Investment Advisor registered under Section 203 of
                           the Investment Advisors Act of 1940;
         (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see Rule

                           13d-1(b)(1)(ii)(F)
         (g)      [ ]      Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G) (Note, See Item 7);
         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP.

         If the percent of the class owned, as of December 31, 1997, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         With respect to Kingsbury Capital, Kingsbury Associates and Wollaeger:

         (a)      Amount beneficially owned: 351,392 shares of Common Stock
         (b)      Percent of Class: 5.4%
         (c)      Number of shares as to such person has:

                  (i)      sole power to vote or to direct the vote of 351,392;
                  (ii)     shared power to vote or to direct the vote of 0;
                  (iii) sole power to dispose or to direct the disposition of 351,392;
                  (iv) shared power to dispose or to direct the disposition of 0.

ITEM 5.  OWNERSHIP OF 5% OR LESS OF CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATION.
         Not applicable.

EXHIBIT A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii)


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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                KINGSBURY CAPITAL PARTNERS L.P., II

Date:  February 11, 1998        By:  Kingsbury Associates, L.P
                                Its: General Partner


                                     By: /s/ TIMOTHY P. WOLLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger, General Partner



                                KINGSBURY ASSOCIATES, L.P.


Date:  February 11, 1998             By: /s/ TIMOTHY P. WALLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger, General Partner


Date:  February 11, 1998
                                         /s/ TIMOTHY P. WALLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


         Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G as promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Schedule 13G with respect to the shares of Common Stock of Micro Therapeutics, Inc. and that the Schedule 13G to which this Joint Filing Agreement is attached is filed on behalf of each of them. In addition, each party to this Joint Filing Agreement expresssly authorizes each other party to this Joint Filing Agreement to file on its or his behalf any and all amendments to such Schedule 13G.

                                KINGSBURY CAPITAL PARTNERS L.P., II

Date:  February 11, 1998        By:  Kingsbury Associates, L.P
                                Its: General Partner


                                     By: /s/ TIMOTHY P. WOLLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger, General Partner



                                KINGSBURY ASSOCIATES, L.P.


Date:  February 11, 1998             By: /s/ TIMOTHY P. WALLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger, General Partner


Date:  February 11, 1998
                                         /s/ TIMOTHY P. WALLAEGER
                                         ---------------------------------------
                                         Timothy P. Wollaeger